INDEX


77C  Matters Submitted to a Vote of Secutity Holders -
        TimesSquare VP Money Market Fund

77C  Matters Submitted to a Vote of Secutity Holders -
        TimesSquare VP Core Plus Bond Fund

77C  Matters Submitted to a Vote of Secutity Holders -
        TimesSquare VP S&P 500 Index Fund